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                                  EXHIBIT 4.2

                         INTERNATIONAL HOME FOODS, INC.

             FIRST AMENDMENT TO THE INTERNATIONAL HOME FOODS, INC.
                             1997 STOCK OPTION PLAN

         THIS FIRST AMENDMENT TO THE INTERNATIONAL HOME FOODS, INC. 1997 STOCK OPTION PLAN (this "Amendment") is made and adopted by International Home Foods, Inc., a Delaware corporation (the "Company"), effective as of June 12, 1998.

                                    RECITALS

         WHEREAS, the board of directors approved and recommended to the stockholders of the Company an increase (the "Increase") in the number of shares of the Company's common stock, par value $.01 per share, available for issuance under the International Home Foods, Inc. 1997 Stock Option Plan (the "Plan") from 8,444,021 shares to 13,444,021 shares; and

         WHEREAS, on May 6, 1998, the stockholders of the Company approved the Increase.

                                   AMENDMENT

         NOW, THEREFORE, Section 3 of the Plan is hereby amended to read, in its entirety, as follows:

         "3. Shares Available. Subject to the adjustments provided in Section 10, the maximum aggregate number of shares of Common Stock, $.01 par value of the Company (the "Common Stock") in respect of which Options may be granted for all purposes under the Plan shall be 13,444,021 shares. If, for any reason, any shares as to which Options have been granted cease to be subject to purchase thereunder, including the expiration of such Option, the termination of such Option prior to exercise, or the forfeiture of such Option, such shares shall thereafter be available for grants under the Plan. Options granted under the Plan may be fulfilled in accordance with the terms of the Plan with (i) authorized and unissued shares of the Common Stock, (ii) issued shares of such Common Stock held in the Company's treasury, or (iii) issued shares of Common Stock reacquired by the Company in each situation as the Board of Directors or the Committee may determine from time to time."

         Except as expressly set forth herein, the Plan shall remain in full force and effect without further amendment or modification.

         IN WITNESS WHEREOF, the Company, acting by and through its officer hereunto duly authorized, has executed this Amendment effective as of the date first written above.

                                   INTERNATIONAL HOME FOODS, INC.



                                   By: /s/ Michael J. Cramer
                                       ----------------------------------------
                                            Michael J. Cramer
                                            Vice President